Exhibit 99.9

TERMINATION AGREEMENT
dated as of 17 March 2020
Between
DISCOVERY LIGHTINING INVESTMENTS LIMITED and BANK OF AMERICA, N.A.
THIS TERMINATION AGREEMENT (this “Agreement”) with respect to the Collar Transaction (as defined below) is made as of 17 March 2020, between Discovery Lightning Investments Limited (“Counterparty”) and Bank of America, N.A. (“Bank”).
WHEREAS, Counterparty and Bank entered into a Collar Transaction (the “Collar Transaction”) pursuant to an ISDA confirmation dated as of 12 November 2015, which supplements, forms a part of, and is subject to an agreement in the form of the 2002 ISDA Master Agreement, pursuant to which Counterparty purchased put options from Bank and sold call options to Bank (as amended, modified, terminated or unwound from time to time, including the Calculation Agent Notice delivered 10 February 2017 the “Collar Confirmation”);
WHEREAS, Counterparty has requested full termination of the Collar Transactions;
NOW, THEREFORE, in consideration of their mutual covenants herein contained, the parties hereto, intending to be legally bound, hereby mutually covenant and agree as follows:
I. Defined Terms. Any capitalized term not otherwise defined herein shall have the meaning set forth for such term in the Collar Confirmation.
2. Termination. Notwithstanding anything to the contrary in the Collar Confirmation, Counterparty and Bank agree that, effective on the date hereof, the Collar Transaction shall automatically terminate and all of the respective rights and obligations of the parties under the Collar Confirmation shall be terminated, cancelled and extinguished, and in connection therewith Bank shall be required to pay to Counterparty the Cash Settlement Amount on the Payment Date pursuant to Sections 3 and 4 below.
3. Payments and Deliveries. On the second Scheduled Trading Day following the final Averaging Date (as defined below) or, if such day is not a Clearance System Business Day, on the next Clearance System Business Day immediately following such day (the “Payment Date”), Bank shall pay to Counterparty in immediately available funds cash in an amount equal to the Cash Settlement Amount. The “Cash Settlement Amount” shall mean an amount in US Dollars equal to the product of (i) the Put Strike Price minus the Termination VWAP (as defined below), (ii) the Number of Options remaining as on the date hereof, and (iii) the Unwind Price, as determined by Bank and specified according to the table set forth in Schedule A attached hereto. The “Unwind Price” means 98.68 per cent. (98.68%).
4. Valuation. “Averaging Date” means 18 March 2020 and each of the five Scheduled Trading Days thereafter (the period of consecutive Scheduled Trading Days from and including 18 March 2020 through the final Averaging Date being collectively referred to as the “Termination Valuation Period”); provided, however, that if any such date is a Disrupted Day in whole, such date shall not constitute an Averaging Date, and an additional Averaging Date shall occur on the Scheduled Trading Day after the date that would otherwise be the final Averaging Date in the case of a Disrupted Day in whole or in part. “Termination VWAP” means the weighted average price per share at which Bank, or an affiliate of Bank, closes out its hedge of the Shares during the Termination Valuation Period. Bank shall give notice to Counterparty of the final Averaging Date, the Termination VWAP, and the Cash Settlement Amount as well as the Payment Date thereof in the form of Schedule A no later than noon New York time on the Scheduled Trading Day following the final Averaging Date.
5. Representations and Warranties of Counterparty. Counterparty represents and warrants to Bank (and agrees with Bank in the case of Section 5(g)) on the date hereof that:
(a) it has the power to execute this Agreement and any other documentation relating to this Agreement to which it is a party, to deliver this Agreement and to perform its obligations under this Agreement and has taken all necessary action to authorize such execution, delivery and performance;
(b) such execution, delivery and performance do not violate or conflict with any law applicable to it, any provision of its constitutional documents, any internal policy of the Issuer applicable to it, any order or judgment of any court or other agency of government applicable to it or any of its assets or any material contractual restriction binding on or affecting it or any of its assets;

(c) all governmental and other consents that are required to have been obtained by it with respect to this Agreement have been obtained and are in full force and effect and all conditions of any such consents have been complied with;
(d) it will make all disclosures required of it and comply in all material respects with all applicable law and regulation including under the EU Directive on insider dealing, market abuse or market manipulation;
(e) its obligations under this Agreement constitute its legal, valid and binding obligations, enforceable in accordance with their respective terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar Jaws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general application (regardless of whether enforcement is sought in a proceeding in equity or at law));
(f) is not entering into this Agreement “on the basis of’ (as defined in Rule l0b5-1(b) under the Exchange Act, any material nonpublic information concerning the Shares, or the business, operations or prospects of the Issuer; and
(g) it is not entering into this Agreement to create actual or apparent trading activity in the Shares or to raise or depress or otherwise manipulate the price of the Shares or otherwise in violation of the Exchange Act.
6. Representations and Warranties of Bank. Bank represents and warrants to Counterparty on the date hereof that:
(a) it has the power to execute this Agreement and any other documentation relating to this Agreement to which it is a party, to deliver this Agreement and to perform its obligations under this Agreement and has taken all necessary action to authorize such execution, delivery and performance;
(b) such execution, delivery and performance do not violate or conflict with any law applicable to it, any provision of its constitutional documents, any order or judgment of any court or other agency of government applicable to it or any of its assets or any material contractual restriction binding on or affecting it or any of its assets;
(c) all governmental and other consents that are required to have been obtained by it with respect to this Agreement have been obtained and are in full force and effect and all conditions of any such consents have been complied with; and
(d) its obligations under this Agreement constitute its legal, valid and binding obligations, enforceable in accordance with their respective terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general application (regardless of whether enforcement is sought in a proceeding in equity or at law)).
7. Account for Payment to Counterparty:
WIRING INSTRUCTIONS
Bank: Bank Mendes Gans
Currency: USD
Acct.: NL57BKMG0261335278
SWIFT: BKMGNL2A
8. Governing Law. This Agreement and any dispute arising hereunder shall be governed by and construed in accordance with the laws of the State of New York (without reference to choice of law doctrine).
9. Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if all of the signatures thereto and hereto were upon the same instrument.
10. No Reliance. etc. Counterparty confirms that it has relied on the advice of its own counsel and other advisors (to the extent it deems appropriate) with respect to any legal, tax, accounting, or regulatory consequences of this Agreement, that it has not relied on Bank or its affiliates in any respect in connection therewith, and that it will not hold Bank or its affiliates accountable for any such consequences.
11. Agreements and Acknowledgements Regarding Hedging. Counterparty acknowledges and agrees that: 2

(a) during the Termination Valuation Period, Bank and its Affiliates may buy or sell Shares or other securities or buy or sell options or futures contracts or enter into swaps or other derivative securities in order to adjust its hedge position with respect to this Agreement;
(b) Bank and its Affiliates also may be active in the market for Shares other than in connection with hedging activities in relation to this Agreement;
(c) Bank shall make its own determination as to whether, when or in what manner any hedging or market activities in Shares shall be conducted and shall do so in a manner that it deems appropriate to hedge its price and market risk with respect to this Agreement; and
(d) any market activities of Bank and its Affiliates with respect to Shares may affect, inter alia, the market price and volatility of Shares, each in a manner that may be adverse to Counterparty.
[Signature Page Follows] 3

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.
Bank of America, N.A.
By:
Name: Chris Hutmaker
Title: Managing Director
Discovery Lightning Investments Limited
By:
Name:
Title:
[Signature Page to Termination Agreement]

SCHEDULE A
The finalized terms of this Agreement, notwithstanding those already stated above or defined according to the Collar Confirmation, have been determined by Bank according to the table below.
First Averaging Date
18 March 2020
Final Averaging Date
24 March 2020
Put Strike Price
$33.167
Termination VWAP
$[    ]
Number of Shares
1,666,667
Unwind Price
98.68 per cent. (98.68%)
Cash Settlement Amount
$[    ]
Payment Date
26 March 2020
Bank may (but is not obligated to) adjust the table above upon the occurrence of any event or condition that would have allowed Bank or the Calculation Agent to adjust the terms of the Collar Transactions under the Collar Confirmations.
A-I